Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
July 29, 2015

BELMOND LTD. REPORTS SECOND QUARTER 2015 RESULTS

▪	Second quarter same store revenue per available room (“RevPAR”) up 11% in local currency over prior-year quarter, exceeding guidance range of 3% to 7%

▪	Excluding the impact of currency movements:

◦	Second quarter total revenue up $10.3 million or 6% over prior-year quarter

◦	Second quarter total adjusted EBITDA up $7.2 million or 17% over prior-year quarter

▪	Continued strategic capital recycling with May 2015 sale of Hotel Ritz Madrid for 50.0 times 2014 EBITDA

▪	Repurchased 1.4 million of the Company's Class A common shares for an aggregate purchase price of $18.2 million during the second quarter of 2015

HAMILTON, BERMUDA - July 29, 2015. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 23 countries, today announced its results for the second quarter ended June 30, 2015.

Total revenue for the second quarter of 2015 was $162.8 million, down $15.2 million or 9% from $178.0 million for the second quarter of 2014 largely due to year-over-year currency depreciation. Excluding the impact of currency movements, total revenue for the second quarter of 2015 increased $10.3 million or 6% over the second quarter of 2014.

Total hotels revenue for the second quarter was $137.2 million, a decrease of $13.5 million or 9% from $150.7 million for the second quarter of 2014 largely due to year-over-year currency depreciation. Excluding the impact of currency movements, total hotels revenue for the second quarter of 2015 increased $10.0 million or 7% primarily due to year-over-year revenue increases at the Company's Italian hotels, Belmond Grand Hotel Europe, St. Petersburg, Russia and Belmond Charleston Place, South Carolina.

Same store RevPAR for owned hotels for the second quarter of 2015 increased 11% in local currency over the prior-year quarter as a result of a 9% increase in average daily rate ("ADR") and a 1 percentage point increase in occupancy. Same store RevPAR for the second quarter of 2015 excluded Belmond Eagle Island Lodge, one of the Company's three safari lodges in Botswana, which is currently closed for renovation.

Total adjusted EBITDA for the second quarter of 2015 was $40.9 million, a $1.0 million or 2% decrease from total adjusted EBITDA of $41.9 million for the second quarter of 2014 largely due to year-over-year currency depreciation. Excluding the impact of currency movements, total adjusted EBITDA for the second quarter of 2015 increased $7.2 million or 17% primarily as a result of year-over-year EBITDA increases at the Company's Italian hotels, PeruRail and Belmond Grand Hotel Europe.

Adjusted net earnings from continuing operations for the second quarter of 2015 were $6.9 million ($0.07 per common share), a $1.1 million or 14% decrease from $8.0 million ($0.08 per common share) for the second quarter of 2014.

John Scott, president and chief executive officer, remarked: “Our second quarter results exceeded our expectations and demonstrated the strength of our portfolio and the benefits of our strategic capital re-investment and revenue-generation efforts. Same store local currency RevPAR increased 11% over the prior-year quarter, which compared to our guidance of between 3% and 7%, and, excluding the impact of currency movements, our second quarter total revenue and total adjusted EBITDA were up 6% and 17%, respectively. For our European hotel portfolio, RevPAR increased 19% and EBITDA was up 20%, both in local currency terms, largely due to a 5 percentage point occupancy increase resulting from our successful efforts to stimulate incremental demand out of the U.S. market.

"We also made good progress in the second quarter on several long-term strategic initiatives. Consistent with our plan to sell non-core assets and recycle capital, we and our joint venture partner sold Hotel Ritz in Madrid, Spain in May for 50 times the hotel's 2014 EBITDA. We also maintained our focus on a balanced capital allocation program by investing $14.5 million into our core portfolio and returning $18.2 million of capital to shareholders through the repurchase of 1.4 million shares of our common stock. Lastly, we made progress on our long-term goal of leveraging the Belmond brand and capturing more group business to drive occupancy growth. We increased our second quarter same store occupancy by more than 2 percentage points over the prior-year quarter excluding Belmond Copacabana Palace, which benefited from the World Cup in Brazil in 2014.

"Looking forward, we expect our European hotels to continue to benefit from strong demand from the U.S. market but also expect to continue to face currency headwinds. As a result of exceeding our second quarter guidance, coupled with our expectations for solid third quarter 2015 growth, we have increased our full year 2015 local currency RevPAR guidance to between 6% and 10% growth."

Recent Company Highlights

•
Executes strategic disposal of Hotel Ritz, Madrid, Spain — In May 2015, the Company and its joint venture partner, Omega Capital S.L., sold the 167-key Hotel Ritz for €130.0 million ($144.6 million as of May 21, 2015), representing a multiple of 50 times the hotel's 2014 EBITDA after management fees of €2.6 million. The hotel was purchased by a joint venture between Mandarin Oriental International Limited and The Olayan Group. At the same time, the Company ended its agreement to manage the hotel. The Company received net proceeds of €39.2 million ($43.6 million as of May 21, 2015) from this transaction. For the year ended December 31, 2014, Hotel Ritz contributed an EBITDA loss of $0.6 million, including the benefit of management fee income, to the Company's total adjusted EBITDA.

•
Continues focus on board renewal — At the annual general meeting of shareholders on June 8, 2015, Prudence Leith retired from the Company's board of directors. At the same time, Gail Rebuck, a prominent publishing executive with deep public board experience, was elected to the board as a new independent director.

•
PeruRail enters into new contract — In June 2015, PeruRail, the Company's 50/50 joint venture that engages in passenger and freight transportation operations, entered into a new transportation agreement with a Peruvian subsidiary of MMG Limited, a minerals and mining company that is publicly traded on the Hong Kong stock exchange. The 15-year agreement provides for PeruRail to transport copper concentrate from a transit site near the Las Bambas mine, one of the world's largest copper mines. In connection with this project, PeruRail plans to obtain certain non-recourse financing. We expect that the mine will begin production, and PeruRail will commence transport of the copper concentrate, in January 2016.

•
Prevails in Ubud Hanging Gardens arbitration; awarded monetary damages — In November 2013, the third-party owner of Ubud Hanging Gardens, Bali, Indonesia, dispossessed the Company from operating the hotel under a long-term lease without prior notice. The Company has since been unable to operate the hotel and has been pursuing legal remedies under its lease, which provides for resolution of disputes by arbitration in Singapore. In June 2015, the Singapore arbitration panel issued its final award in favor of the Company, holding that the owner had breached Indonesian law and the lease. The arbitration panel granted monetary damages and costs to the Company in an amount equal to approximately $8.5 million. The Company has since issued a demand letter to the owner for those monies and has commenced the process of enforcing this arbitral award. While the Company can give no assurances, it believes that it should ultimately be able to enforce this award.

Operating Performance

Owned hotels:
Europe:
For the second quarter of 2015, revenue from owned hotels was $71.8 million, a decrease of $6.4 million or 8% from $78.2 million for the second quarter of 2014 due to year-over-year currency depreciation. Excluding the impact of currency movements, revenue for the region for the second quarter of 2015 increased $9.8 million or 12% over the prior-year quarter primarily due to a $6.5 million or 13% year-over-year revenue increase at the Company's Italian hotels and a $2.0 million or 17% revenue increase at Belmond Grand Hotel Europe. Local currency revenue growth at the Company's Italian hotels was driven largely by the performances of Belmond Hotel Cipriani, Venice and Belmond Hotel Splendido, Portofino. Belmond Hotel Cipriani's revenue was up 16% year-over-year due to a 21% increase in ADR as a result of strong demand, particularly from U.S. customers, which allowed the Company to increase local rates, and the Biennale international art exhibition, which takes place every other year in Venice. Belmond Hotel Splendido set new April and May revenue records, with revenue for the second quarter up 15% largely due to year-over-year increases of 9 percentage points in occupancy and 6% in ADR. The year-over-year growth in local currency revenue at Belmond Grand Hotel Europe was primarily due to an increase in revenue during the annual St. Petersburg International Economic Forum as well as increased food and beverage revenue as a result of the hotel's recently-opened Azia restaurant.

Same store RevPAR for owned hotels in the region was up 19% in local currency year-over-year due to an 11% increase in ADR and a 5 percentage point increase in occupancy.

EBITDA for the region for the quarter was $29.4 million, a decrease of $0.4 million or 1% from $29.8 million for the second quarter of 2014 due to year-over-year currency depreciation. Excluding the impact of currency movements, EBITDA for the region for the second quarter of 2015 increased $6.0 million or 20% over the prior-year quarter primarily due to EBITDA growth of $3.8 million or 19% at the Company's Italian hotels and $1.1 million or 20% at Belmond Grand Hotel Europe.

North America:
Revenue from owned hotels for the second quarter of 2015 was $39.7 million, up $2.4 million or 6% over $37.3 million for the second quarter of 2014. This increase was largely the result of revenue growth at Belmond Charleston Place (up $1.2 million or 6%) and Belmond Maroma Resort & Spa, Riviera Maya, Mexico (up $0.4 million or 15%). Belmond Charleston Place achieved its highest-ever quarterly revenue, as it continued to benefit from renovated rooms and increased group business, and Belmond Maroma Resort & Spa saw revenue growth in part due to improved demand from the U.S. market.

Same store RevPAR for owned hotels in the region was up 6% in local currency over the prior-year quarter as a result of a 2 percentage point increase in occupancy and a 3% increase in ADR.

EBITDA for the region was $9.4 million for the quarter, up $2.5 million or 36% from $6.9 million for the second quarter of 2014. Year-over-year EBITDA growth for the quarter was primarily the result of a $1.0 million or 72% increase in EBITDA from Belmond La Samanna, Saint Martin, French West Indies, which benefited from the weaker euro in the second quarter of 2015 due to its predominantly euro-denominated cost base; a $0.7 million or 9% increase in EBITDA from Belmond Charleston Place, with the hotel setting a new quarterly EBITDA record; and a $0.6 million increase in EBITDA from Belmond Maroma Resort & Spa.

Rest of world:
Revenue from owned hotels for the second quarter of 2015 was $25.5 million, a decrease of $7.7 million or 23% from $33.2 million in the second quarter of 2014 largely due to year-over-year currency depreciation. Excluding the impact of currency movements, revenue for the second quarter of 2015 was down $0.5 million or 2% from the prior-year quarter. This year-over-year decrease is primarily the result of the 2014 World Cup in Brazil, which drove increased business to Belmond Copacabana Palace, Rio de Janeiro, Brazil in the second quarter of 2014. Revenue for this hotel decreased $1.1 million year-over-year in local currency terms. Additionally, local currency revenue for Belmond Safaris decreased $0.8 million or 37% primarily due to the closure for renovation of Belmond Eagle Island Lodge in January 2015. Partially

offsetting these decreases was an increase of $0.7 million or 37% at Belmond Miraflores Park, Lima Peru, which was closed for renovation for the first 15 days of the second quarter of 2014.

Same store RevPAR for owned hotels in the rest of world region was down 5% from the prior-year quarter in local currency, as a 1% increase in local currency ADR was more than offset by a 3 percentage point decrease in occupancy. Excluding Belmond Copacabana Palace, same store RevPAR for the region was up 5% from the prior-year quarter in local currency as a result of an 8% local currency ADR increase, partially offset by a 1 percentage point occupancy decrease.

EBITDA for the region for the quarter of $3.0 million decreased $3.7 million or 55% from EBITDA of $6.7 million for the prior-year quarter largely due to year-over-year currency depreciation. Excluding the impact of currency movements, EBITDA for the region decreased $1.7 million or 25% from the prior-year quarter primarily due to EBITDA decreases of $1.9 million or 30% for Belmond Copacabana Palace and $0.6 million for Belmond Safaris, partially offset by a $0.6 million EBITDA increase for Belmond Miraflores Park.

Part-owned / managed hotels:
Revenue recognized for the second quarter of 2015 was $0.2 million, a decrease of $1.8 million from $2.0 million for the second quarter of 2014. Revenue recognized for Hotel Ritz in the current-year quarter included a $1.5 million year-over-year decrease for the Company's 50% share of additional costs incurred by the joint venture in association with selling the hotel in May 2015.

EBITDA for the second quarter of 2015 was $nil, which compared to $1.8 million for the second quarter of 2014. The year-over-year EBITDA decrease was primarily due to a decrease in EBITDA recognized for Hotel Ritz, which included a $1.5 million year-over-year decrease for the Company's 50% share of additional costs incurred by the joint venture in association with selling the hotel in May 2015.

Owned trains & cruises:
Revenue for the second quarter of 2015 was $20.1 million, down $3.2 million or 14% from $23.3 million for the second quarter of 2014 largely due to year-over-year currency depreciation. Excluding the impact of currency movements, revenue decreased $1.3 million or 6%. Of this decrease, $0.9 million was due to a change in treatment to eliminate intercompany tour operator revenue previously reported on a gross basis, which was matched with an equal decrease in operating expenses, thus having no impact on EBITDA.

EBITDA for the second quarter of 2015 was $2.8 million, a $0.3 million or 12% increase over EBITDA of $2.5 million for the second quarter of 2014. Excluding the impact of currency movements, EBITDA increased $0.7 million or 27% primarily due to a $0.6 million or 21% increase in EBITDA for Venice Simplon-Orient-Express, which has a euro-denominated cost base and benefited from a weaker euro in the current-year quarter, and a $0.5 million EBITDA increase for Belmond British Pullman.

Part-owned / managed trains:

EBITDA for the second quarter of 2015 of $5.5 million increased $1.5 million or 38% over EBITDA of $4.0 million for the second quarter of 2014 due to a $1.6 million or 39% increase in EBITDA recognized for the Company’s PeruRail joint venture due to an 8% increase in average ticket price and 6% increase in tickets sold for the joint venture's passenger train operations.

Central costs:
For the second quarter of 2015, central overheads of $7.9 million were $0.9 million or 13% higher than central overheads of $7.0 million for the prior-year quarter primarily due to higher legal and professional expenses, partially offset by savings in payroll and related expenses as a result of the year-over-year depreciation of the British pound.

The Company also incurred $3.0 million of non-cash share-based compensation expense for the current-year quarter compared to $2.2 million for the second quarter of 2014.

Central marketing costs for the second quarter of 2015 of $1.2 million were $0.2 million less than $1.4 million for the prior-year quarter. Central marketing costs for the current-year quarter included $1.1 million of media and related expenses to promote the Belmond brand as compared to $0.5 million in the second quarter of 2014.

Impairment of goodwill:
The Company recorded a goodwill impairment charge in the quarter of $5.7 million, consisting of $3.6 million for Belmond Jimbaran Puri Bali, Indonesia, $1.4 million for Belmond La Residence Phou Vao, Luang Prabang, Laos and $0.7 million for the Belmond Northern Belle train in the United Kingdom. An impairment test on a further $14.1 million of goodwill at Belmond Grand Hotel Europe also indicated that the carrying value may be impaired. The Company is in the process of seeking an external valuation of the asset to conclude whether any impairment of this balance is required but, at this time, is unable to reliably estimate the amount of any such impairment.

Depreciation and amortization:
Depreciation and amortization expense for the second quarter of 2015 was $12.4 million as compared to $12.8 million for the second quarter of 2014.

Interest:
Interest expense for the second quarter of 2015 of $6.3 million was $1.9 million less than the prior-year quarter expense of $8.2 million primarily due to the reduction of a withholding tax charge recorded in the fourth quarter of 2014 that pertained to a previous financing agreement as well as the year-over-year depreciation of the euro, which positively impacted interest expense on the euro tranche of the Company's term loan debt.

Tax:
Tax from continuing operations for the second quarter of 2015 was $16.9 million, a $4.4 million increase in tax expense over $12.5 million for the prior-year quarter. The Company's full year tax charge is allocated to each quarter based upon the pre-tax earnings arising in each quarter. Although the sale of Hotel Ritz in the current quarter does not give rise to a tax charge, it has the effect of increasing the current quarter's earnings to which the annual effective tax rate is applied. As a result, the tax expense for the current quarter increased by $5.0 million, but, as the transaction does not give rise to a tax charge, this effect will be reversed over the remainder of 2015. The incremental $5.0 million tax expense has been adjusted out of the Company's calculation of adjusted net earnings from continuing operations for the second quarter of 2015. Similarly, the related tax credits recorded in subsequent quarters of 2015 will also be adjusted out of the Company's calculation of adjusted net earnings from continuing operations.

Investment:
The Company continued its strategy of disciplined re-investment in core assets and projects with attractive returns. During the second quarter of 2015, the Company invested a total of $14.5 million in its portfolio, including $2.9 million at Belmond Charleston Place primarily for the hotel’s rooms renovation project; $2.0 million at Belmond Safaris primarily for the renovation of Belmond Eagle Island Lodge; $1.3 million at Venice Simplon-Orient-Express and Belmond British Pullman primarily for required maintenance works; and $1.3 million at Belmond Hotel Cipriani primarily for the renovation of 16 rooms and suites in the hotel's main building.

Balance Sheet

At June 30, 2015, the Company had total debt (including the current portion) of $601.2 million and no outstanding working capital loan balances. The Company had cash balances of $160.5 million (including $3.8 million of total restricted cash, of which $0.9 million was in other assets) at June 30, 2015, resulting in total net debt of $440.7 million compared to total net debt at December 31, 2014 of $479.9 million. The decrease in net debt was partially due to an increase in cash as a result of receiving $43.6 million of net proceeds from the sale of Hotel Ritz in May. At June 30, 2015, the ratio of net debt to trailing twelve-months total adjusted EBITDA was 3.7 times, down from 4.1 times at December 31, 2014.

Undrawn amounts available to the Company at June 30, 2015 under lines of credit, including the Company’s corporate revolving credit facility, were $106.2 million, bringing total cash availability (excluding restricted cash) at June 30, 2015 to $262.9 million.

At June 30, 2015, approximately 51% of the Company’s debt was at fixed interest rates and 49% was at floating interest rates. The weighted average maturity of the debt was approximately 5.5 years and the weighted average interest rate was 4.3%. The Company had $5.4 million of debt repayments due within twelve months.

Outlook

The Company is providing the following RevPAR and other guidance for the third quarter and full year 2015:

	Third Quarter 2015	Full Year 2015

Owned hotels same store RevPAR growth guidance (1)

In local currency
Europe	12% - 16%	12% - 16%
North America	1% - 5%	2% - 6%
Rest of world	(9)% - (5)%	0% - 4%
Worldwide	5% - 9%	6% - 10%

In U.S. dollars
Europe	(9)% - (5)%	(8)% - (4)%
North America	0% - 4%	1% - 5%
Rest of world	(30)% - (26)%	(18)% - (14)%
Worldwide	(12)% - (8)%	(8)% - (4)%

Statement of operations guidance ($ millions)

Central overheads	$5.8 - $6.8	$28.1 - $30.1
Share-based compensation	$1.8 - $2.8	$7.4 - $9.4
Central marketing costs	$0.8 - $1.8	$4.1 - $6.1
Depreciation & amortization	$12.0 - $13.0	$48.9 - $50.9
Interest	$7.1 - $8.1	$27.8 - $29.8
Tax expense	$11.4 - $12.4	$20.1 - $22.1

Cash flow guidance ($ millions)

Cash interest expense	$6.1 - $7.1	$26.3 - $28.3
Cash taxes	$4.9 - $5.9	$21.5 - $23.5
Scheduled loan repayments	$0.7 - $1.7	$3.9 - $5.9

(1) Projected same store RevPAR growth for the third quarter ending September 30, 2015 excludes the operations of Belmond Eagle Island Lodge. Projected same store RevPAR growth for the full year ending December 31, 2015 excludes the operations of Inn at Perry Cabin by Belmond, St. Michaels, Maryland, Belmond Miraflores Park and Belmond Eagle Island Lodge.

* * * * * * * *

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	71.8	78.2	83.8	92.7
- North America	39.7	37.3	80.6	75.6
- Rest of world	25.5	33.2	62.3	69.7
Total owned hotels	137.0	148.7	226.7	238.0
Part-owned / managed hotels	0.2	2.0	0.1	1.7
Total hotels	137.2	150.7	226.8	239.7

Owned trains & cruises	20.1	23.3	27.7	34.3
Part-owned / managed trains	5.5	4.0	7.4	5.8
Total trains & cruises	25.6	27.3	35.1	40.1

Total (1)	162.8	178.0	261.9	279.8

Analysis of earnings

Owned hotels
- Europe	29.4	29.8	21.9	21.5
- North America	9.4	6.9	20.2	14.2
- Rest of world	3.0	6.7	14.5	17.5
Total owned hotels	41.8	43.4	56.6	53.2
Part-owned / managed hotels	—	1.8	(0.3)	1.3
Total hotels	41.8	45.2	56.3	54.5

Owned trains & cruises	2.8	2.5	0.5	1.7
Part-owned / managed trains	5.5	4.0	7.4	5.8
Total trains & cruises	8.3	6.5	7.9	7.5

Central overheads	(7.9)	(7.0)	(16.7)	(14.4)
Share-based compensation	(3.0)	(2.2)	(3.7)	(3.0)
Central marketing costs	(1.2)	(1.4)	(2.6)	(2.4)
EBITDA before gain on disposal and impairment	38.0	41.1	41.2	42.2
Gain on disposal of property, plant and equipment	19.8	0.2	20.0	3.9
Impairment of goodwill	(5.7)	—	(5.7)	—
EBITDA	52.1	41.3	55.5	46.1
Depreciation & amortization	(12.4)	(12.8)	(25.0)	(24.9)
Loss on extinguishment of debt	—	—	—	(14.5)
Interest	(6.3)	(8.2)	(13.6)	(17.4)
Foreign currency, net	(1.1)	(1.3)	(3.8)	(0.9)
Earnings / (losses) before tax	32.3	19.0	13.1	(11.6)
Tax	(16.9)	(12.5)	(7.0)	(1.9)
Net earnings / (losses) from continuing operations	15.4	6.5	6.1	(13.5)
Discontinued operations	(0.1)	(0.5)	(0.2)	(1.2)
Net earnings / (losses)	15.3	6.0	5.9	(14.7)
Net losses attributable to non-controlling interests	0.1	0.1	—	—
Net earnings / (losses) attributable to Belmond Ltd.	15.4	6.1	5.9	(14.7)

Net earnings / (losses) per common share attributable to Belmond Ltd.	0.15	0.06	0.06	(0.14)
Number of shares – millions	103.65	103.73	103.88	103.73

(1) Comprised of revenue of $160.8 million (2014 - $175.6 million) and earnings from unconsolidated companies of $2.0 million (2014 - $2.4 million) for the three months ended June 30, 2015, and revenue of $260.3 million (2014 - $278.1 million) and earnings from unconsolidated companies of $1.6 million (2014 - $1.7 million) for the six months ended June 30, 2015.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Room Nights Available
Europe	84,580	83,541	127,971	127,126
North America	64,974	65,065	129,234	136,435
Rest of world	92,365	93,457	183,715	185,887
Worldwide	241,919	242,063	440,920	449,448

Rooms Nights Sold
Europe	54,715	50,322	71,219	65,994
North America	46,155	44,697	90,749	88,862
Rest of world	43,514	46,414	102,643	103,623
Worldwide	144,384	141,433	264,611	258,479

Occupancy
Europe	65%	60%	56%	52%
North America	71%	69%	70%	65%
Rest of world	47%	50%	56%	56%
Worldwide	60%	58%	60%	58%

Average Daily Rate (in U.S. dollars)
Europe	775	888	672	773
North America	431	422	456	448
Rest of world	339	432	376	417
Worldwide	534	591	483	519

RevPAR (in U.S. dollars)
Europe	501	535	374	401
North America	306	290	320	292
Rest of world	160	215	210	233
Worldwide	319	346	290	298

Same Store RevPAR (in U.S. dollars) (1)
Europe	501	535	374	401
North America	306	290	320	302
Rest of world	160	212	209	245
Worldwide	319	345	292	309

Same Store RevPAR (% change)	U.S. dollar	Local currency	U.S. dollar	Local currency
Europe	(6)%	19%	(7)%	19%
North America	6%	6%	6%	7%
Rest of world	(25)%	(5)%	(15)%	3%
Worldwide	(8)%	11%	(6)%	10%

(1) Same store RevPAR for the three months ended June 30, 2015 excludes the operations of Belmond Eagle Island Lodge. Same store RevPAR for the six months ended June 30, 2015 excludes the operations of Inn at Perry Cabin, Belmond Miraflores Park and Belmond Eagle Island Lodge.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	June 30,	December 31,
	2015	2014

Assets
Cash	156.7	135.1
Restricted cash	2.9	1.9
Accounts receivable	35.3	30.3
Due from unconsolidated companies	10.5	15.9
Prepaid expenses and other	19.9	17.8
Inventories	28.2	30.5
Total current assets	253.5	231.5

Property, plant & equipment, net of accumulated depreciation	1,130.3	1,168.8
Investments in unconsolidated companies	68.5	65.8
Goodwill	122.5	132.6
Other intangible assets	14.3	14.0
Other assets	26.7	55.6

Total assets (1)	1,615.8	1,668.3

Liabilities and Equity
Accounts payable	23.0	24.9
Accrued liabilities	79.0	68.6
Deferred revenue	41.0	31.0
Current portion of long-term debt and capital leases	5.4	5.5
Total current liabilities	148.4	130.0

Long-term debt and obligations under capital leases	595.8	612.2
Deferred income taxes	131.3	134.1
Other liabilities	27.0	29.7

Total liabilities (2)	902.5	906.0

Shareholders’ equity	712.4	761.2
Non-controlling interests	0.9	1.1
Total equity	713.3	762.3

Total liabilities and equity	1,615.8	1,668.3

(1) Balance at June 30, 2015 includes $210.8 million (December 31, 2014 - $207.7 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at June 30, 2015 includes $121.6 million (December 31, 2014 - $122.1 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

EBITDA	52.1	41.3	55.5	46.1

Adjusted items:
Pre-opening expenses (1)	0.6	—	0.6	—
Management restructuring (2)	0.4	—	(0.2)	(0.5)
Write-down of assets (3)	—	—	0.5	—
Brand development costs (4)	—	—	—	0.1
Write-offs of accumulated depreciation and deferred financing costs at joint venture (5)	0.6	0.5	0.6	0.5
Tax migration costs and settlement related to sales tax (6)	—	0.3	1.1	0.3
Proceeds from insurance claim at joint venture	(0.6)	—	(0.6)	—
Legal settlement	0.3	—	0.3	—
Disposal costs incurred by joint venture (7)	1.6	—	1.6	—
Gain on disposal (8)	(19.8)	(0.2)	(20.0)	(3.9)
Impairment of goodwill (9)	5.7	—	5.7	—

Total adjusted EBITDA	40.9	41.9	45.1	42.6

Reported net earnings / (losses) attributable to Belmond Ltd.	15.4	6.1	5.9	(14.7)
Net losses attributable to non-controlling interests	0.1	0.1	—	—
Reported net earnings / (losses)	15.3	6.0	5.9	(14.7)
Discontinued operations net of tax	(0.1)	(0.5)	(0.2)	(1.2)
Net earnings / (losses) from continuing operations	15.4	6.5	6.1	(13.5)

Adjusted items net of tax:
Pre-opening expenses (1)	0.5	—	0.5	—
Management restructuring (2)	0.3	—	(0.3)	(0.6)
Write-down of assets (3)	—	—	0.4	—
Brand development costs (4)	—	—	—	0.1
Write-offs of accumulated depreciation and deferred financing costs at joint venture (5)	0.4	0.3	0.4	0.3
Tax migration costs and settlement related to sales tax (6)	—	0.4	1.0	0.4
Proceeds from insurance claim at joint venture	(0.4)	—	(0.4)	—
Legal settlement	0.3	—	0.3	—
Disposal costs incurred by joint venture (7)	1.2	—	1.2	—
Gain on disposal (8)	(19.3)	(0.1)	(19.4)	(2.3)
Impairment of goodwill (9)	5.7	—	5.7	—
Loss on extinguishment of debt (10)	—	—	—	11.6
Accumulated depreciation at owned property (11)	(0.7)	—	(0.7)	—
Interest adjustments (12)	(1.0)	—	(1.0)	—
Taxation (13)	3.7	—	3.7	—
Foreign exchange (14)	0.8	0.9	3.3	0.7

Adjusted net earnings / (losses) from continuing operations	6.9	8.0	0.8	(3.3)

Reported EPS	0.15	0.06	0.06	(0.14)
Reported EPS from continuing operations	0.15	0.06	0.06	(0.13)
Adjusted EPS from continuing operations	0.07	0.08	0.01	(0.03)
Number of shares (millions)	103.65	103.73	103.88	103.73

(1) Pre-opening expenses relating to Belmond Grand Hibernian and PeruRail's new transportation contract for the Las Bambas mine
(2) Restructuring and redundancy costs and credits to reverse previous share-based compensation expense
(3) Write-down of an owned property's operating equipment
(4) Costs associated with development of new brand and the write-off of existing brand materials
(5) Non-cash write-offs of depreciation and unamortized deferred financing costs at the Peruvian hotels joint venture
(6) Costs associated with the Company's migration of its tax residency to the United Kingdom on April 1, 2015 and settlement related to non-recoverable value added tax
(7) Costs incurred by the Hotel Ritz joint venture for termination fee payment and write-off of deferred financing costs
(8) Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin
(9) Non-cash impairment charges related to goodwill

(10) Write-off of unamortized deferred financing costs, swap cancellation costs, prepayment costs and associated legal and extension fees on extinguishment of debt
(11) Non-cash adjustments to accumulated depreciation at one owned property
(12) Interest adjustments relating to Italian withholding tax and social security litigation
(13) Taxation adjustment relating to the change in quarterly profit mix following goodwill impairments and the sale of Hotel Ritz
(14) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Twelve months ended June 30,	Six months ended June 30,		Year ended December 31,
	2015	2015	2014	2014

EBITDA	124.6	55.5	46.1	115.2

Adjusted items:
Pre-opening expenses (1)	0.6	0.6	—	—
Management restructuring (2)	0.6	(0.2)	(0.5)	0.3
Impairments and asset write-downs (3)	11.0	6.2	—	4.8
Brand development costs (4)	—	—	0.1	0.1
Tax migration costs and settlements related to sales tax (5)	1.8	1.1	0.3	1.0
Legal settlements	0.7	0.3	—	0.4
Proceeds from insurance claim at joint venture	(0.6)	(0.6)	—	—
Write-offs of accumulated depreciation and deferred financing costs at joint venture (6)	0.5	0.6	0.5	0.4
Disposal costs incurred by joint venture (7)	1.6	1.6	—	—
Gains on sale of hotel business and hotel assets (8)	(20.6)	(20.0)	(3.9)	(4.5)

Total adjusted EBITDA	120.2	45.1	42.6	117.7

EBITDA	124.6	55.5	46.1	115.2

Depreciation and amortization	(52.1)	(25.0)	(24.9)	(52.0)
Loss on extinguishment of debt	—	—	(14.5)	(14.5)
Other income	1.3	—	—	1.3
Interest	(31.7)	(13.6)	(17.4)	(35.5)
Foreign exchange	(0.6)	(3.8)	(0.9)	2.3
Earnings / (losses) before tax	41.5	13.1	(11.6)	16.8
Tax	(19.9)	(7.0)	(1.9)	(14.8)
Net earnings / (losses) from continuing operations	21.6	6.1	(13.5)	2.0
Discontinued operations	(2.8)	(0.2)	(1.2)	(3.8)
Net earnings / (losses) from continuing operations	18.8	5.9	(14.7)	(1.8)

(1) Pre-opening expenses relating to Belmond Grand Hibernian and PeruRail's new transportation contract for the Las Bambas mine
(2) Restructuring and redundancy costs
(3) Non-cash impairment charge related to goodwill and long-lived assets, and write-down of fixed assets and operating equipment
(4) Costs associated with development of new brand and the write-off of existing brand materials
(5) Costs associated with the Company's migration of its tax residency to the United Kingdom on April 1, 2015 and settlements related to non-recoverable value added tax
(6) Non-cash write-offs of depreciation and unamortized deferred financing costs at the Peruvian hotels joint venture
(7) Costs incurred by the Hotel Ritz joint venture for termination fee payment and write-off of deferred financing costs
(8) Gain on disposal of property, plant and equipment at Inn at Perry Cabin, gain on sale of Hotel Ritz, and of building and cars

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	June 30, 2015	December 31, 2014

Cash
Cash and cash equivalents	156.7	135.1
Restricted cash (including $0.9 million / $0.8 million classified within long-term other assets on the balance sheet)	3.8	2.7

Total cash	160.5	137.8

Total debt
Current portion of long-term debt and capital leases	5.4	5.5
Long-term debt and obligations under capital leases	595.8	612.2

Total debt	601.2	617.7

Net debt	440.7	479.9

Total adjusted EBITDA	120.2	117.7

Net debt / adjusted EBITDA	3.7x	4.1x

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, July 30, 2015 at 11:00 a.m. EDT (4:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 76056920. A re-play of the conference call will be available by telephone until 2:00 p.m. EDT on Thursday, August 6, 2015 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 76056920. A re-play will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Total adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers total adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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